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                                                                   EXHIBIT 10.17

                           [J.D. EDWARDS LETTERHEAD]

PRIVATE & CONFIDENTIAL

10th July 2001

Mr. Richard Mathews
Barn Cottage
Bottom Farm
Bottom Lane
Checkendon RG8 0NR

Dear Richard

Further to your recent discussions, J.D. Edwards (UK) Ltd ("J.D. Edwards") is pleased to offer you the position of Senior Vice President, International subject to the terms and conditions contained in this letter. In this position you will report directly to Hank Bonde, Chief Operating Officer and you will be located at Colorado House, 300 Thames Valley Park Drive, Reading, Berks RG6 IRD, United Kingdom.

DURATION OF ASSIGNMENT/CONTINUITY OF EMPLOYMENT

     1. It is anticipated that this assignment to the UK will initially be for a period of 3 years with effect from 1st May 2001 subject to the issue of a UK Work Permit. The Company reserves the right to extend this assignment to meet the needs of its business subject to your agreement and continuing right to work in the UK.

     2. Your employment in New Zealand and subsequent transfer to the UK on this assignment will count as continuous employment with the Company.

BASE SALARY/INCENTIVE COMPENSATION

     1. Your Base Salary will be paid at the rate of L.180,000 per annum, paid monthly in arrears, directly into your nominated Bank Account. Your salary will next be reviewed in accordance with the prevailing performance review process.

     2. In addition, you will be entitled to earn a 75% Performance Related Bonus of L.135,000 per annum to give you an annual On-Target Earnings of L.315,000. Full details of your Incentive Plan will be provided to you shortly but will be based on the proper attainment of clearly defined critical success factors which will be similar to those of the Chief Operating Officer. This incentive plan will be pro-rated for the last 7 months of FY2001.


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                               [J.D. EDWARDS LOGO]

     3. You will also be entitled to earn a further lump sum bonus payment of L.10,000 for achieving 102% of the 2nd Half FY2001 replan total Revenue target for International -- this target revenue number will be notified separately. This special bonus will not be pro-rated for either over or under performance and will be in addition to the overachievement elements contained in your Compensation Plan.

     4. Your existing VP/GM ANZ Compensation Plan components will be pro-rated for the first 5 months of FY2001 and will be used to calculate performance and associated bonuses for this first 5 month period.

ALLOWANCES

     1. Car Allowance -- your position entitles you to a Car Allowance of L.1,875 per month in accordance with Company Policy. This allowance is paid directly into your Bank Account together with your salary and is shown separately on your pay-slip. You will also be entitled to private and business petrol paid for by the Company. It is a condition of employment that you hold and retain a valid Driving License.

     2. Housing Allowance -- you are entitled to monthly Housing Allowance of L.5,250 to assist with the rental of suitable accommodation for you and your family for the duration of your assignment to the United Kingdom. Any rental or lease income derived from property in New Zealand during the period of this assignment will be off-set against this allowance and it is your responsibility to notify the Company accordingly.

     3. Please note that Allowances are not eligible for salary related benefits and company pension contributions. The area however subject to normal pay-roll deductions.

STOCK OPTIONS

     1. As part of this offer, you will receive a further 75,000 stock options, subject to the approval of the Board of Directors, and in accordance with the current Stock Option Plan. This is in addition to any options that have already been granted. The Option price for this grant will be the closing price on 1st May 2001.

     2. You will be responsible for the payment of any taxes normally associated with the exercise of any options and the Company will not equalize and Stock Options.

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                              [J.D. EDWARDS LOGO]


RELOCATION

     1. The Company will cover all reasonable and customary expenses associated with your relocation to the UK which includes shipment/storage of household goods, up to 30 days temporary accommodation on arrival in the UK and relocation consultant costs.

     2. The Company will pay a maximum of L.10,000 to cover the cost of miscellaneous and other out of pocket expenses associated with this relocation and the rental of unfurnished property.

     3. Any taxes payable on Relocation cost in excess of the prevalent Inland Revenue maximum, currently L.8,000, will be paid for by the Company.

EMPLOYEE BENEFITS

     1. You and your family are eligible to participate in all Employee Benefits programmes that are currently in force in the UK and as detailed in the J.D. Edwards (UK) Ltd Employee Handbook which accompanies this letter of offer.

     2. Additionally, you are entitled to a return family trip to New Zealand, business class, once per year and you are required to give the Company as much notice as possible to enable the most cost effective tickets to be purchased.

     3. The Company also agrees to pay the cost of family telephone calls to New Zealand.

TAX PREPARATION

     1. The Company will pay the costs associated with the proper closure of your tax affairs in New Zealand and for assisting with the preparation and submission of your tax returns in the UK. The Company has retained the services of KPMG and you will be notified of the contact names shortly.

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                              [J.D. EDWARDS LOGO]


TERMINATION OF EMPLOYMENT

     1. If you wish to voluntarily terminate your employment with the Company you are required to give the Company 90 days notice of your intention to do so. In this case, the Company reserves the right to reclaim all or part of any monies paid in respect of your relocation to the UK from any monies due to you and will not pay for the relocation of you or your family back to New Zealand.

     2. In the event that the Company terminates your employment without cause, then you will continue to be paid your base salary for a further 12 months from the date of termination and the Company will pay for the relocation of you and your family back to New Zealand.

     3. In the event of the Company terminating your employment for cause or for Gross Misconduct as defined in the current Employee Handbook, your Base salary will cease to be paid immediately, you will not be entitled to any further incentive payments and the Company will deduct all or part of any monies paid in respect of your relocation to the UK from any monies due to you and will not pay for the relocation of you or your family back to New Zealand.

     4. If your employment with the Company is terminated in connection with a Change of Control, then you will be entitled to receive compensation in accordance with the current J.D. Edwards & Company Management Change in Control Plan and the Company will pay for the relocation of you and your family back to New Zealand.

     5. This section of your offer letter replaces in its entirety the section entitled "Notice Period" contained in the Employee Handbook.

This letter expressed the sole agreement relating to the Offer of Employment between you and J.D. Edwards regarding your services. Any previous discussions, promises, representations and understanding relative to any terms and conditions should not be considered as part of this offer unless expressed here in writing. This letter, together with the Employee Handbook constitute your contract of employment with J.D. Edwards and must be executed within fourteen
(14) days of the commencement of your employment with the Company.

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                              [J.D. EDWARDS LOGO]


I would be grateful if you could sign below and return the copy of this letter with your signature, thereby accepting this offer and I would also be grateful if you could complete and return the attached forms entitled New Hire Data Collection and Group Life Assurance Scheme to enable us to set you up on the internal systems.

Yours sincerely

/s/ MALCOLM FALCONER
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   Malcolm Falconer
   HR Director - International


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I have read the above and accept the Company's offer of employment and will be able to take up this position on 1st May 2001

/s/ RICHARD MATHEWS                                 16/7/2001
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Signed: Richard Mathews                            Date: